Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150936) pertaining to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan of FX Real Estate and Entertainment Inc. of our report dated March 30, 2009 (except for Note 4, as to which the date is April 14, 2010), with respect to the consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, stockholders’ equity and schedule of FX Real Estate and Entertainment Inc. for the year ended December 31, 2008 and for the period from May 11, 2007 to December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York April 14, 2010